UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF AN EMPLOYEE COMMUNICATION THAT WAS POSTED ON FIRST DATA CORPORATION’S INTRANET.

April 2, 2007

Dear First Data Colleague,

I am pleased to tell you about an exciting new chapter in the First Data story. First Data has entered into an agreement with Kohlberg Kravis Roberts & Co. (KKR) to execute a buy out of First Data for $34 per share. Upon completion of the transaction, First Data will be a private company led by our management with the strong support of KKR. KKR will raise equity and debt funding totaling approximately $29 billion to cover the buy out of stock, debt restructuring costs and fees related to the transaction. The deal will be structured as a merger, and a proxy will be circulated to all shareholders. We expect to close this transaction by the end of the third quarter, subject to the approval of First Data shareholders, customary closing conditions and regulatory approvals. Until the close, we still are operating as a publicly traded company.

Transitioning from a public to a private company brings many benefits to our employees, shareholders and our clients. The transaction will allow us to make the strategic, long-term investments for the future that we need to advance our business strategy -- growing our core business, expanding product offerings, improving overall cost structures and efficiencies and rapidly expanding our global reach. Under the new structure, we may have the opportunity to accelerate our current programs, which support these goals, such as the human capital strategy and talent agenda, data center consolidation and expansion into new geographies. This is an exciting opportunity to work for a leader in electronic transactions and payments well positioned for growth.

KKR is the premier firm in the private equity market and has a strong track record in successfully growing other companies in technology and financial services. KKR takes a long-term view of its investments, and typically owns its investments for several years. With strong, predictable cash flows and a talented base of employees, First Data has the critical characteristics for success as a KKR portfolio company.

First Data is indeed “a company like no other,” with an outstanding leadership team and an incredibly exciting future. I am confident that our new ownership will ensure our long-term success, and bring a wealth of opportunity to our employees.

In the meantime, I ask that each of you remain committed to delivering outstanding service to our clients. That is the single most important contribution you can make to our business as we continue to shape the new First Data.

I’m sure you will have many questions about the transaction, and we promise to communicate with you on a regular basis as events unfold. With 29,000 employees worldwide, it is not possible to host a live conference call for all staff. However, I invite directors and above to listen to my live conference call today at 10 a.m. ET. The dial-in number is 800-475-0220 (U.S.) and 517-308-9138 (Outside the U.S.); Passcode: 7289708. For your convenience, this call will be recorded and available to all employees beginning at 1 p.m. ET - Dial 866-510-4832 (U.S.) or 203-369-1941 (Outside the U.S.); Passcode: 7289708 for the replay through April 9. Additional details will be posted on FirstWeb.

Sincerely,

Ric Duques

Chairman and Chief Executive Officer

First Data

Additional Information About the Merger and Where to Find It

In connection with this proposed transaction, First Data Corporation (the “Company”) will file a proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement will be mailed to the Company’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from First Data Corporation, Investor Relations Department at 6200 S. Quebec Street, Suite 340, Greenwood Village, Colorado 80111, (303) 967-6756.

Participants in the Solicitation

First Data Corporation and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the Company, which was filed with the SEC on March 27, 2006. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.